[DESCRIPTION]

Seneca Funds
Form N-SAR for the Period Ended March 31, 1998

Sub-Item 77C: Submission of Matters to a Vote of Security Holders

(a)	A special meeting of shareholders was called to be held
February 25, 1998. The meeting was called to order and adjourned successively, on March 4, 1998 and March 11, 1998, and finally held March 18, 1998.

(b)	No election of directors occurred at the special meeting.

(c)	Shareholders were asked to vote on (1) the approval of a new investment advisory agreement with Phoenix Investment Counsel, Inc. and a new subadvisory agreement with Phoenix Investment Counsel, Inc. and Seneca Capital
Management LLC; and (2) ratification of the selection of Price Waterhouse LLP as the Trusts independent auditors for the fiscal year ending
September 30, 1998.
The votes cast were as follows:

	Proposal 1: Approval of contracts (separately by series):


Seneca Growth  	Total Votes 			% Value
For 			23,264,415.44			57.16%
Against		77,974.71			0.19%
Abstain		65,566.77			0.16%

Seneca Mid Cap
EDGE			Total Votes			% Value
For 			5,549,029.02			46.16%
Against		50,018.61			0.42%
Abstain		1,647,630.42			13.71%


Seneca Real
Estate Securities	Total Votes			% Value
For 			20,751,127.01			66.77%
Against		43,648.01			0.14%
Abstain		18,961.20			0.06%

Seneca Bond		Total Votes			% Value
For 			5,004,432.69			56.17%
Against		27,994.32			0.31%
Abstain		64,835.10			0.73%



	Proposal 2

Combined		Total Votes		% Value
For			54,597,292.29		58.89%
Against		241,242.76		0.26%
Abstain		1,727,144.57		1.86%

  Proposal approved: more than 67% of those present where more than 50% of the outstanding votes are present.